UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2012

GENESIS BIOPHARMA, INC.

(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

11500 Olympic Blvd., Suite 400
Los Angeles, CA 90064

(Address of principal executive offices)

Not Applicable.

(former name or former address, if changed since last report)

(866) 963-2220

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2012, Genesis Biopharma, Inc. (“we,” “us,” “our,” “Genesis,” or the “Company”) entered into Note and Common Stock Subscription Agreement (the “Subscription Agreement”) with eight accredited investors (collectively, the “Purchasers”) in connection with the subscription by the Purchasers for certain Secured Promissory Notes (the “Notes”) and shares of our common stock, par value $0.000041666 (the “Common Stock”). Pursuant to the Subscription Agreements, the Purchasers have agreed to lend us an aggregate amount of up to $1,500,000. For a description of significant terms of the sale, and related transaction documents, see the discussion under Item 3.02, below, which is incorporated herein by reference.

Item 3.02 Unregistered Sale Of Equity Securities.

Subscription Agreement

On May 7, 2012, we entered into Subscription Agreements with the Purchaser, pursuant to which we agreed to sell to the Purchasers up to $1,500,000 of Notes. In addition, we also agreed to issue to the Purchasers, for no additional consideration, one-half (1/2) share of Common Stock for every dollar funded under the Notes. The Purchasers have agreed to fund the $1,500,000 purchase price in three weekly installments of $500,000 each. The first $500,000 installment was fully funded on May 7, 2012. The Subscription Agreement provides that if, at any time while the Notes are outstanding, we consummate and equity and/or debt financing whereby the terms of such financing are more favorable than those provided in the Notes, then the remaining outstanding portion of the credit facility shall be adjusted to have such terms and conditions similar to those of the new financing.

The Notes

The Notes issued pursuant to the Subscription Agreement accrue interest on the outstanding principal amount of the Notes at the rate of 12% per annum. Interest on the Notes is computed on the basis of a 365-day year and actual days elapsed. The Notes mature and are due and payable in full on the earlier of (i) June 30, 2012, (ii) the date on which the Company has, after May 7, 2012, raised capital (debt or equity) equal to or greater than $1,500,000 in the aggregate, or (iii) a sale and/or merger of the Company.

The repayment of the Notes is required to be secured with a first lien on all of the assets of the Company, which lien will be parri passu with the Company’s other current and future senior lenders. In addition, the Notes are required to be secured by a pledge of all of the shares of Common Stock and by all Common Stock purchase options owned by the Company’s current chief executive officer/ president.

The Notes also provide that, at each Purchaser’s sole discretion, the outstanding balance of each Note may be converted into, or exchanged for, securities issued in the Company’s next capital raise on the same terms and conditions as are offered to any future investors.

Other

The Notes and shares of Common Stock issued to Purchasers under the Subscription Agreement were not registered under the Securities Act of 1933 and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act. Neither the Notes nor the shares may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Act.

Item 8.01. Other Events.

On May 7, 2012, we issued press releases in which we announced that we had terminated our previously announced proposed public offering pursuant to a preliminary prospectus supplement and an effective shelf registration statement on file with the Securities and Exchange Commission due to market conditions .. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is included as part of this report.

Exhibit No.	Description

10.1	Form of Note and Common Stock Subscription Agreement
10.2	Form of Secured Promissory Note, due June 30, 2012
99.1	Press release of Genesis Biopharma, Inc. issued May 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.
Date: May 11, 2012
	By:	/s/ ANTHONY CATALDO
Anthony Cataldo, Chief Executive Officer